Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010

April 4, 2018

GYP Holdings III Corp.

100 Crescent Centre Parkway

Suite 800

Tucker, GA 30084

Attention:           H. Douglas Goforth

Project Flame
Incremental Senior Secured First Lien Term Facility

Senior Secured Second Lien Term Facility

Commitment Letter

Ladies and Gentlemen:

You have informed Barclays Bank PLC (“Barclays”), Credit Suisse AG, acting through such of its affiliates or branches as it deems appropriate (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities”, and together with CS, “Credit Suisse”, and together with Barclays, the “Commitment Parties”, and each a “Commitment Party”, “us” or “we”) that you intend to acquire the Target and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

Commitments

In connection with the Transactions, (a) each of Barclays and CS (in such capacity, the “Initial First Lien Incremental Lenders”) is pleased to advise you of its commitment to provide 70% and 30%, respectively, of the aggregate principal amount of the Incremental First Lien Term Facility (as defined in Exhibit A hereto), upon the terms and conditions set forth in this letter and the Summary of Terms and Conditions attached as Exhibits B and D hereto (together with Exhibit C hereto, collectively, the “Term Sheet”) and (b) each of Barclays and CS (in such capacity, the “Initial Second Lien Lenders” and, together with the Initial First Lien Incremental Lenders, the “Initial Lenders”) is pleased to advise you of its commitment to provide 70% and 30%, respectively, of the aggregate principal amount of the Second Lien Term Facility (as defined in Exhibit A hereto; the Incremental First Lien Term Facility and the Second Lien Term Facility are referred to herein as the “Senior Secured Term Facilities”), upon the terms and conditions set forth in this letter and the Summary of Terms and Conditions attached as Exhibits C and D hereto. The commitments of Barclays and CS herein are several and not joint.

1.                                      Titles and Roles

It is agreed that (a)(i) Barclays and CS will act as joint lead arrangers and joint bookrunners (in such capacity, the “First Lien Lead Arrangers”) for the Incremental First Lien Term Facility, (ii) Barclays will have “left” placement in any marketing materials or other documentation used in connection with the

Incremental First Lien Term Facility and will perform the duties and have the responsibilities customarily associated with such name placement and (iii) CS shall appear immediately to the “right” of Barclays in any marketing materials or other documentation used in connection with the Incremental First Lien Term Facility and will perform the duties and have the responsibilities customarily associated with such name placement and (b)(i) Barclays and CS will act as joint lead arrangers and joint bookrunners (in such capacity, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Lead Arrangers”) for the Second Lien Term Facility, (ii) Barclays will have “left” placement in any marketing materials or other documentation used in connection with the Second Lien Term Facility and will perform the duties and have the responsibilities customarily associated with such name placement and (iii) CS shall appear immediately to the “right” of Barclays in any marketing materials or other documentation used in connection with the Second Lien Term Facility and will perform the duties and have the responsibilities customarily associated with such name placement. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Senior Secured Term Facilities unless you and we shall so agree.

2.                                      Syndication

We intend to syndicate the Incremental First Lien Term Facility to a group of lenders (all such lenders, together with the Initial First Lien Incremental Lenders, the “First Lien Incremental Lenders”) and the Second Lien Term Facility to a group of lenders (all such lenders, together with the Initial Second Lien Lenders, the “Second Lien Lenders” and, together with the First Lien Incremental Lenders, the “Lenders”), in each case, identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed), in each case excluding any persons identified by you by name to the Lead Arrangers in writing prior to the date hereof (any such person, a “Disqualified Institution”). Notwithstanding any other provision of this Commitment Letter to the contrary, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Senior Secured Term Facilities on the Closing Date (as defined in the Term Sheet)) in connection with any syndication, assignment or participation of the Senior Secured Term Facilities until after the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Senior Secured Term Facilities until the initial funding of the Senior Secured Term Facilities on the Closing Date, and (c) unless you and we agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Senior Secured Term Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly, and until the earlier to occur of the date that (i) a Successful Syndication (as defined in the Fee Letter) occurs and (ii) is 60 days after the Closing Date (the period until such date, the “Syndication Period”), you agree to actively assist and to use your commercially reasonable efforts to cause the Target to actively assist the Lead Arrangers in completing a syndication satisfactory to the Lead Arrangers and you. Such assistance shall include (A) using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing banking relationships of the Target, (B) direct contact between your senior management and legal and non-legal advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between the senior management and advisors of the Target and the proposed Lenders) at times and locations to be agreed, (C) your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of customary confidential information memoranda (collectively, the “Confidential Information Memorandum”) to be used in connection with the syndication of the Senior Secured Term Facilities and using commercially reasonable efforts to deliver such Confidential Information Memorandum and other customary marketing materials as soon as possible), (D) the hosting, with the Commitment Parties, of one meeting (or, if you

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and we so agree, a conference call in lieu of such meeting) of prospective Lenders at a time and location to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meeting), (E) using commercially reasonable efforts to obtain, as soon as possible and in any event prior to the commencement of the general syndication of the Senior Secured Term Facilities, public ratings (but not a specific rating) for the Senior Secured Term Facilities from each of Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC, and (F) ensuring (and using your commercially reasonable efforts to cause the Target to ensure) that there is no competing offering, placement or arrangement of any debt securities or bank financing, or any announcement of any of the foregoing (other than the Senior Secured Term Facilities and any indebtedness permitted to be incurred under the Acquisition Agreement), by or on behalf of Holdings, the Borrower, the Target or any of their respective subsidiaries (it being understood and agreed that ordinary course capital leases, purchase money financings and equipment financings, as well as ordinary course financings permitted under the Acquisition Agreement and borrowings under the ABL Credit Agreement are not restricted by the foregoing) that could materially impair syndication of the Senior Secured Term Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Senior Secured Term Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Senior Secured Term Facilities shall constitute a condition precedent to the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted, by Holdings, the Borrower, the Target, or any of their respective subsidiaries or affiliates; provided that in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to obtain consent to provide such information or otherwise to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; provided, further, that this sentence shall in no way modify the representations and warranties made by you in Section 4 below.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you, all aspects of the syndication of the Senior Secured Term Facilities, including decisions as to the selection of institutions (subject to your consent, not to be unreasonably withheld or delayed, and subject to the exclusion of Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate (subject to your consent, not to be unreasonably withheld or delayed, and subject to the exclusion of Disqualified Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arrangers, in such capacity, will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers (and use commercially reasonable efforts to cause the Target to provide to the Lead Arrangers) all information with respect to Holdings and its subsidiaries, the Target and its subsidiaries and the Acquisition, including without limitation all historical financial information set forth in Paragraph 6 of Exhibit D and Projections, as the Lead Arrangers may reasonably request in connection with the arrangement and syndication of the Senior Secured Term Facilities.

You acknowledge that (a) the Lead Arrangers on your behalf will make available the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Senior Secured Term Facilities (collectively with the Exhibits attached hereto and any additional summary of terms prepared for distribution to Public Lenders, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or IntraLinks or

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another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive MNPI with respect to Holdings, the Target and their respective parent companies, subsidiaries and affiliates (collectively, the “Relevant Entities”) or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. As used herein, “MNPI” means information about the Relevant Entities and their respective securities that constitutes material non-public information within the meaning of the United States federal and state securities laws. If requested, you will assist us in preparing (and use commercially reasonable efforts to cause the Target to assist us in preparing) an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter (i) authorizing the dissemination of the Information Materials, (ii) including a customary “10b-5” representation from you with respect to the Information set forth therein and (iii) exculpating the Commitment Parties, the Target and you and your and their respective affiliates from any liability related to the use of the contents of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter (i) authorizing the dissemination of the Public Information Materials, (ii) including a customary “10b-5” representation from you with respect to the Information set forth therein and (iii) confirming the absence of MNPI therein and exculpating the Commitment Parties, the Target and you and your and their respective affiliates from any liability related to the use of the contents of the Public Information Materials.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, including prospective Public Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (provided that you shall have been given a reasonable opportunity to review such documents): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) term sheets and notifications of changes to the Senior Secured Term Facilities’ terms, and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the documents with respect to the Senior Secured Term Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without your prior written consent. You also agree, at our request, to identify information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”. All information that is not specifically identified as “PUBLIC” shall be treated as being suitable only for posting to Private Lenders. By marking any documents, information or other data “PUBLIC” you shall be deemed to have authorized the Commitment Parties and the Lenders to treat such documents, information or other data as not containing MNPI.

3.                                      Information

You hereby represent and warrant (solely with respect to the Target and its subsidiaries, to the best of your knowledge) that (a) all written information, other than the Projections, other forward-looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us or any of the Lenders by or on behalf of you, the Target or any of your or their representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the financial projections (the “Projections”) and other forward-looking information that have been or will be made available to us by you or any of your representatives in

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connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections and other forward-looking information are predictions as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections and other forward-looking information may differ significantly from the projected results, and that such differences may be material). You agree that if, at any time prior to the later of (x) the Closing Date and (y) the expiration of the Syndication Period, you become aware that any of the representations in the preceding sentence would be incorrect, in any material respect, if the Information and/or Projections were being furnished and such representations were being made at such time, then you will promptly supplement (or, with respect to Information and Projections with respect to the Target and its subsidiaries, use your commercially reasonable efforts to promptly supplement) the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (and such supplementation shall cure any breach of any such representation). You understand that in arranging and syndicating the Senior Secured Term Facilities we may use and rely on the Information, the Projections and other forward-looking information without independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Information, the Projections, and other forward-looking information.

4.                                      Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid, subject to the occurrence of the Closing Date, the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

5.                                      Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the First Lien Credit Agreement and the definitive documentation for the Senior Secured Term Facilities (which shall include an Incremental First Lien Commitments Amendment) (the “Senior Secured Term Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a)                                 the only conditions to the availability of the Senior Secured Term Facilities on the Closing Date are those set forth or referred to in Exhibit D, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, each of the Administrative Agents and the Lenders will execute and deliver the Senior Secured Term Facilities Documentation to which it is a party and the initial funding of the Senior Secured Term Facilities shall occur; it being understood that there are no conditions to the commitments hereunder other than those that are expressly stated herein and therein to be conditions to the initial funding of the Senior Secured Term Facilities on the Closing Date; and

(b)                                 (i) the only representations relating to Holdings, the Borrower, the Target and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Secured Term Facilities on the Closing Date shall be (A) such of the representations made by or with respect to the Target, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have or an affiliate of yours has the right (taking into account any applicable cure provisions) to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (the representations described in clauses (A) and (B) being the “Closing Date Representations”), and (ii) the terms of the Senior Secured Term Facilities Documentation shall be in a

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form such that they do not impair the availability of the Senior Secured Term Facilities on the Closing Date if the conditions set forth in this Commitment Letter (including the Exhibits hereto) are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any lien search or collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (I) the perfection of liens on collateral that may be perfected by the filing of financing statements under the UCC and (II) the pledge and perfection of security interests in 65% of the voting capital stock or other equity interests and 100% of the non-voting capital stock or other equity interests of the Target (or, if applicable, any foreign subsidiary of the Borrower acquiring the Target) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or collateral shall not constitute a condition precedent to the availability of the Senior Secured Term Facilities on the Closing Date, but may instead be provided within 90 days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agents pursuant to arrangements to be mutually agreed. “Specified Representations” means the representations and warranties in the First Lien Credit Agreement and the Senior Secured Term Facilities Documentation relating to: incorporation or formation; organizational power and authority to execute, deliver and perform under the First Lien Credit Agreement and the Senior Secured Term Facilities Documentation; due authorization, execution, delivery and enforceability of the Senior Secured Term Facilities Documentation; solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions (to be determined in a manner consistent with Annex I to Exhibit D); no conflicts of the First Lien Credit Agreement and the Senior Secured Term Facilities Documentation with charter documents; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; with respect to use of proceeds, FCPA, OFAC and other applicable sanctions and anti-corruption laws; and the creation and perfection of the security interests (subject to customary permitted liens) granted in UCC Article 9 collateral (subject in all respects to the foregoing provisions of this paragraph).

This Section 6, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

6.                                      Indemnification and Expenses

By executing this Commitment Letter, you agree, if the Closing Date occurs, to reimburse the Commitment Parties, on the Closing Date, for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of outside counsel, it being understood and agreed that, notwithstanding anything herein to the contrary, counsel fees and disbursements will be limited to one counsel to the Lead Arrangers and, if necessary, of one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty, and (b) due diligence expenses) incurred in connection with the Senior Secured Term Facilities, the syndication thereof and the preparation, negotiation and execution of the definitive documentation therefor, and with any other aspect of the Transactions and any of the other transactions contemplated thereby, including the amendment, modification or waiver of any provisions of this Commitment Letter or of the Fee Letter.

You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their respective successors and assigns, their respective affiliates and controlling persons and their respective officers, directors, partners, members, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of outside counsel, which, notwithstanding anything herein to the contrary shall be limited to out-of-pocket disbursements and other charges of (i) one counsel to the Indemnified Parties taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Parties, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special

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counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding (each, a “Proceeding”) or preparation of a defense in connection therewith) (a) any aspect of the Transactions and any of the other transactions contemplated thereby or (b) the Senior Secured Term Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense does not involve an act or omission by you or any of your affiliates and arises from a dispute among the Indemnified Parties (other than in connection with a Commitment Party acting in its capacity as a Lead Arranger or an Administrative Agent or any other agent or co-agent (if any) designated by the Lead Arrangers, in each case in their respective capacities as such) or is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of its controlled affiliates’ bad faith, gross negligence, willful misconduct or material breach of the obligations of such Indemnified Party or any of its controlled affiliates under this Commitment Letter or the Senior Secured Term Facilities Documentation. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of its controlled affiliates’ bad faith, gross negligence, willful misconduct or material breach of the obligations of such Indemnified Party or any of its controlled affiliates under this Commitment Letter or the Senior Secured Term Facilities Documentation. Notwithstanding any other provision of this Commitment Letter, neither you nor any of your affiliates nor any Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of you or such Indemnified Party or any of your or its controlled affiliates, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your consent, or if there is a judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party in the manner set forth above.

You shall not effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by an Indemnified Party without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (a) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings, (b) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Party, and (c) includes customary non-disparagement provisions (it being understood that any Indemnified Party may reasonably withhold its consent to any settlement that does not comply with clauses (a), (b), and/or (c) of this sentence).

Notwithstanding anything herein to the contrary, neither you, nor the Target or any of your and its affiliates shall be liable for any special, indirect, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise) to the Indemnified Parties arising out of, related to or in connection with, this Commitment Letter, the Fee Letter or any aspect of the Transactions; provided that

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nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.

7.                                      Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (together with its affiliates, each a “Financial Institution”) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Institutions may have economic interests that conflict with those of you, the Target and your and their respective affiliates. In the ordinary course of these activities, each Financial Institution may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you, the Target and your and its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Target or your or their respective subsidiaries or affiliates, or (iii) have other relationships with you or the Target or your or its respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Institution or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Institutions may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or the Target or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

The Financial Institutions, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. None of the Financial Institutions and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Institutions of services for other companies or other persons and none of the Financial Institutions will furnish any such information to any of their other customers. You also acknowledge that the Financial Institutions have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Financial Institutions is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Financial Institutions have advised or are advising you on other matters, (b) the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Institutions (and you hereby agree that you will not claim that any of the Commitment Parties and their respective affiliates has rendered advisory services of any nature or respect or owes agency or fiduciary duty to you and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such fiduciary

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duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Institutions have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, (f) each Financial Institution has been, is, and will be acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (g) none of the Financial Institutions has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Parties and the Borrower. Any review by any Financial Institution of you, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Financial Institution and shall not be on behalf of you or any of your affiliates.

In addition, please note that (x) the Commitment Parties do not provide accounting, tax, investment, regulatory or legal advice and (y) Barclays Capital Inc. has been retained by GMS Inc., an indirect parent company of the Borrower (“Parent”), as financial advisor (in such capacity, the “Financial Advisor”) to Parent in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

8.                                      Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Target and your and their officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, on a confidential basis (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents or advisors shall be redacted, in a customary manner reasonably approved by us, in respect of the amounts, percentages and basis points of fees set forth therein and portions of the “flex” provisions thereof), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof and, to the extent you may legally and practically do so, allow us a reasonable opportunity to object to such disclosure in such proceeding or process), (c) if the Lead Arrangers consent in writing to such proposed disclosure (such consent not to be unreasonably withheld), (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter or the Senior Secured Term Facilities Documentation or any action or proceeding relating to this Commitment Letter, the Fee Letter or the Senior Secured Term Facilities Documentation, (e) the Term Sheet may be disclosed on a confidential basis to potential Lenders and to any rating agency in connection with the Transactions and (f) as you are advised by counsel is required by the securities laws and rules and regulations of the Securities and Exchange Commission; provided that, in the case of the Fee Letter, any such disclosure shall be limited to the aggregate amount of fees payable thereunder. Your obligations under this provision

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in respect of the Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) the Closing Date.

Each Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to rating agencies, (b) to any actual or prospective Lenders or participants, and to direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or its obligations under the Senior Secured Term Facilities, in each case, who are advised of the confidential nature of such information and agree to keep such information confidential, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, such Commitment Party shall promptly notify you, in advance, to the extent permitted by law and, to the extent it may legally and practically do so, allow you a reasonable opportunity to object to such disclosure in such proceeding or process), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, such Commitment Party shall promptly notify you, in advance, to the extent permitted by law and, to the extent it may legally and practically do so, allow you a reasonable opportunity to object to such disclosure to such regulatory authority), (e) to the employees, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and agree to keep information of this type confidential in accordance with customary practices for syndicated loans, (f) on a confidential basis to any of its respective affiliates (provided that no such disclosure shall be made to any affiliates that are engaged as principals primarily in venture capital, private equity or mezzanine financing, other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit and investment committee members (an “Excluded Party”)) or their Representatives (who are informed of the confidential nature of such information and agree to keep information of this type confidential in accordance with customary practices for syndicated loans) solely in connection with the Acquisition and the related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their Representatives in breach of this Commitment Letter, (h) to the extent such information was already in the possession of such Commitment Party or is independently developed by such Commitment Party or its affiliates or received by such Commitment Party from third parties that, to such Commitment Party’s knowledge (after due inquiry), are not subject to a confidentiality obligation owed to you, and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in the Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, and in no event shall any disclosure of information referred to above be made to any Excluded Party. The obligations of the Commitment Parties under this provision shall remain in effect until the earlier of (i) the second anniversary of the date hereof and (ii) the date the Senior Secured Term Facilities

10

Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the applicable Senior Secured Term Facilities Documentation shall supersede this provision.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

9.                                      Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. Subject to Section 3 above, each Commitment Party reserves the right to employ the services of its affiliates or branches in providing services contemplated hereby (and, in connection with such employment, such Commitment Party may, subject to the confidentiality provisions hereof, exchange with such affiliates or branches information concerning you and your affiliates in connection with the Transactions and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party hereunder) and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. Each of this Commitment Letter and the Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and the Commitment Parties.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), it being understood and agreed that the commitments to provide the Senior Secured Term Facilities are subject to the conditions set forth in (i) Section 6 above and (ii) Exhibit D hereto (and no other conditions), and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein (except as may be limited by bankruptcy, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions or borrow the full amount of the Senior Secured Term Facilities, it being understood and agreed that you shall have the right to replace all or any portion of the Senior Secured Term Facilities with cash on the balance sheet of the Borrower and its subsidiaries the proceeds of an Equity Offering of Parent and/or the proceeds of amounts borrowed under the ABL Facility.

11

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Senior Secured Term Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, and (c) whether the representations and warranties made by the Target in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement, shall be determined in accordance with the laws of Province of Ontario, Canada.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder and agree that any such suit, action or proceeding shall be brought in such courts. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), it and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The indemnification, expense reimbursement, jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities, syndication, information and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in

12

connection with the syndication thereof and updating of information and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the applicable Senior Secured Term Facilities Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on April 5, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence (the date of receipt by us of such executed counterparts, the “Acceptance Date”). In the event that the initial borrowing under the Incremental First Lien Term Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) August 9, 2018, (ii) the Closing Date, (iii) the termination of the Acquisition Agreement prior to the closing of the Acquisition, and (iv) the date of the closing of the Acquisition without the use of the applicable Facilities; provided that the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice your rights and remedies in respect of any prior breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Thomas M. Blouin
Name:	Thomas M. Blouin
Title:	Managing Director

Project Flame — Signature Page to Commitment Letter

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Diron Jebejian
Name:	Diron Jebejian
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ Joan Park
Name:	Joan Park
Title:	Authorized Signatory

Project Flame — Signature Page to Commitment Letter

The provisions of this Commitment Letter

are accepted and agreed to as of the date

first written above:

GYP HOLDINGS III CORP.

By:	/s/ H. Douglas Goforth
Name:	H. Douglas Goforth
Title:	Vice President, Chief Financial
Officer and Treasurer

Project Flame — Signature Page to Commitment Letter

EXHIBIT A

Project Flame

Incremental Senior Secured First Lien Term Facility

Senior Secured Second Lien Term Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the First Lien Credit Agreement or the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto, as applicable.

GYP Holdings III Corp., a Delaware corporation (the “Borrower”), a direct wholly-owned subsidiary of GYP Holdings II Corp., a Delaware corporation (“Holdings”), intends to effect the Acquisition referred to below.  In connection therewith, it is intended that:

(a)           Pursuant to the Securities Purchase Agreement dated as of April 4, 2018 (including the exhibits and schedules thereto, the “Acquisition Agreement”) among the Acquired Entities (as defined in the Acquisition Agreement) (collectively, the “Target”), the Sellers (as defined in the Acquisition Agreement), the Sellers’ Agents (as defined in the Acquisition Agreement) and GMS Inc., a Delaware corporation (the “Purchaser”), the Purchaser shall assign its rights under the Acquisition Agreement to a wholly-owned Restricted Subsidiary of the Borrower domiciled in Canada (the “Purchaser Assignee”), which Purchaser Assignee shall acquire all outstanding Equity Interests of the Acquired Entities (such acquisition, the “Acquisition”);

(b)           The Borrower will contribute (the “Contribution”) to the Purchaser a combination of cash on the balance sheet of the Borrower and its Subsidiaries, the proceeds of amounts borrowed under the ABL Facility (the “ABL Proceeds”) and the proceeds, if any, of a registered equity offering and/or private placement, as the case may be, of common stock of GMS Inc., an indirect parent company of the Borrower (“Parent”) (such offering, the “Equity Offering”) in the amount equal to the excess of (i) the sum of (x) the Purchase Price (as defined in the Acquisition Agreement), as it may be adjusted in accordance with the provisions of the Acquisition Agreement and after giving effect to the rollover equity by the existing equity holders of the Target and (y) fees, expenses and other amounts necessary to consummate the Transactions (collectively, the “Acquisition Consideration”) over (ii) the sum of (x) the aggregate principal amount of loans incurred by the Borrower under the Incremental First Lien Term Facility and (y) the aggregate principal amount of loans incurred by the Borrower under the Second Lien Term Facility, it being understood and agreed that the aggregate amount of the Contribution shall represent at least 25% of the Acquisition Consideration;

(c)           Substantially all existing indebtedness for borrowed money of the Target and its subsidiaries, other than intercompany indebtedness and existing capital leases, other indebtedness permitted to exist beyond the Closing Date under the Acquisition Agreement and certain limited indebtedness that the Lead Arrangers and the Borrower reasonably agree may remain outstanding after the Closing Date, will be refinanced, terminated or discharged and satisfied and all liens securing any such indebtedness will be released (the “Refinancing”) at the closing of the Acquisition;

(d)           All fees, premiums and expenses incurred in connection with the Transactions will be paid;

(e)           The Borrower will obtain, in accordance with Section 2.12 of the First Lien Credit Agreement, dated as of April 1, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time prior to the date hereof, the “First Lien Credit Agreement”), by and among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”), Credit Suisse AG, as administrative agent (in such capacity, the “First Lien Administrative Agent”) and as collateral agent, and the L/C Issuers referred to therein, an incremental first lien term loan facility (the “Incremental First Lien Term Facility”) in an aggregate principal amount of up to the lesser of (x) $375 million and (y) an amount that would not, determined as of the Closing Date, after giving effect on a Pro Forma Basis to the incurrence thereof and the other transactions contemplated hereby, cause the First Lien Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of such Incremental First Lien Term Facility) as at the end of the most recently completed fiscal quarter of the Borrower for which financial statements are available pursuant to the terms of the First Lien Credit Agreement to exceed 4.20:1.00.  You and we agree to use commercially reasonable efforts to allocate a portion of the Incremental First Lien Term Facility to be mutually agreed to a Canadian Dollar-denominated term loan facility (to the extent so allocated, the “Incremental First Lien CDN Dollar Term Facility”), which shall be subject to customary conditions, including, without limitation, with respect to co-borrowers, collateral and interest rate basis, with the balance (or, if there is no Incremental First Lien CDN Dollar Term Facility, all) of such Incremental First Lien Term Facility consisting of a U.S. Dollar denominated term loan facility (the “Incremental First Lien U.S. Dollar Term Facility”); and

(f)            The Borrower will obtain, a senior secured second lien term loan facility (the “Second Lien Term Facility”) in an aggregate principal amount of up to the lesser of (x) $50 million and (y) an amount that would not, determined as of the Closing Date, after giving effect on a Pro Forma Basis to the incurrence thereof and the other transactions contemplated hereby, cause the Secured Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of such Second Lien Term Facility) as at the end of the most recently completed fiscal quarter of the Borrower for which financial statements are available pursuant to the terms of the First Lien Credit Agreement to exceed 6.00:1.00.

Notwithstanding the foregoing, it is understood and agreed that the Borrower shall have the right to replace all or any portion of the Senior Secured Term Facilities with the cash on the balance sheet of the Borrower and its subsidiaries, the proceeds of an Equity Offering and/or the proceeds of amounts borrowed under the ABL Facility.

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of all conditions set forth in Exhibit D and the initial funding of the Senior Secured Term Facilities.

A-2

EXHIBIT B

Project Flame

Incremental Senior Secured First Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Incremental First Lien Term Facility. Capitalized terms used but not defined shall have the meanings set forth in the letter to which this Exhibit B is attached and Exhibits A, C and D attached thereto.

1.             PARTIES

Holdings:	GYP Holdings II Corp., a Delaware corporation, which is the direct parent company of the Borrower (as defined below) (“Holdings”).

Borrower:	GYP Holdings III Corp., a Delaware corporation (the “Borrower”).

Guarantors:

Holdings and each of the Borrower’s existing and newly acquired or created wholly-owned domestic restricted subsidiaries (collectively, the “Guarantors”) that are required to be guarantors as provided in the First Lien Credit Agreement.

First Lien Lead Arrangers:	Barclays Bank PLC and Credit Suisse Securities (USA) LLC (the “First Lien Lead Arrangers”).

First Lien Incremental Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial First Lien Incremental Lenders, arranged by the First Lien Lead Arrangers and reasonably acceptable to the Borrower, and in any event excluding Disqualified Lenders (collectively, the “First Lien Incremental Lenders”).

2.             INCREMENTAL FIRST LIEN TERM FACILITY

Type and Amount:

An incremental senior secured term loan facility in the principal amount of the lesser of (x)  $375 million and (y) an amount that would not, determined as of the Closing Date, after giving effect on a Pro Forma Basis to the incurrence thereof and the other transactions contemplated hereby, cause the First Lien Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of such Incremental First Lien Term Facility) as at the end of the most recently completed fiscal quarter of the Borrower for which financial statements are available pursuant to the terms of the First Lien Credit Agreement to exceed 4.20:1.00 (the “Incremental First Lien Term Facility”) in accordance with the First Lien Credit Agreement. The Incremental First Lien Facility will consist of the Incremental First Lien CDN Dollar Facility (if any) and the Incremental First Lien U.S. Dollar Facility.

Maturity and Amortization:	April 1, 2023 (the “First Lien Maturity Date”). The Incremental First Lien Term Facility shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Incremental First Lien Term Facility. The balance of the Incremental First Lien Term Facility will be payable on the First Lien Maturity Date.

Availability:	The Incremental First Lien Term Facility shall be made available in a single drawing on the Closing Date. Repayments and prepayments of the Incremental First Lien Term Facility may not be reborrowed.

Use of Proceeds:	The proceeds of the Incremental First Lien Term Facility will be used to finance the Transactions and fees and expenses in connection therewith (including upfront fees and original issue discount).

3.             INCREMENTAL AND REFINANCING FIRST LIEN FACILITIES

Type, Amount and Terms:	As set forth in the First Lien Credit Agreement.

4.             CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:

As set forth in the First Lien Credit Agreement. Any Repricing Transaction (as defined in the First Lien Credit Agreement, and excluding Equity Offering, Change of Control and certain material acquisitions) prior to the date that is six (6) months after the Closing Date will be subject to the payment of a 1.0% prepayment fee with respect to any prepaid loans under the Incremental First Lien Term Facility.

Mandatory Prepayments:	As set forth in the First Lien Credit Agreement.

5.             COLLATERAL

Collateral:	As set forth in the First Lien Credit Agreement and secured equally and ratably with the existing Term Loans on a first lien basis.

Intercreditor Agreements:

The relative rights and priorities in the Collateral among the Term Lenders, the Second Lien Lenders and the ABL Lenders (each as defined in the First Lien Credit Agreement) and among the Term Lenders and the Second Lien Lenders will be set forth in the Term Intercreditor Agreement and the ABL/Term Intercreditor Agreement (each as defined in the First Lien Credit Agreement).

6.             CERTAIN CONDITIONS

Initial Conditions Precedent:	The availability of the Incremental First Lien Term Facility on the Closing Date will be subject only to the conditions precedent set forth on Exhibit D.

B-2

7.             DOCUMENTATION

Incremental First Lien Term Facility Documentation:

The existing First Lien Credit Agreement and related Loan Documents including an Incremental First Lien Commitments Amendment appropriate to effect the Incremental First Lien Term Facility (the “Incremental Amendment”), in accordance with Section 2.12 of the First Lien Credit Agreement.

Representations and Warranties:	As set forth in the First Lien Credit Agreement.

Affirmative Covenants:	As set forth in the First Lien Credit Agreement.

Financial Covenants:	None.

Negative Covenants:	As set forth in the First Lien Credit Agreement

Events of Default:	As set forth in the First Lien Credit Agreement.

Voting:	As set forth in the First Lien Credit Agreement.

Assignments and Participations:	As set forth in the First Lien Credit Agreement.

Yield Protection:	As set forth in the First Lien Credit Agreement.

Expenses and Indemnification:	As set forth in the First Lien Credit Agreement.

EU Bail-In Provisions:	As set forth in the First Lien Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and First Lien Lead Arrangers:	Davis Polk & Wardwell LLP.

B-3

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the loans under the Incremental First Lien Term Facility bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Rate or (b) the Eurocurrency Rate plus the Applicable Rate. The definitions of “Eurocurrency Rate” and “Base Rate” will be modified in a customary manner with respect to any First Lien CDN Dollar Facility. The Eurocurrency Rate and the Base Rate shall each be subject to a floor of 0.0%.

“Applicable Rate” means (a) in the case of the Incremental First Lien U.S. Dollar Facility: (i) 1.75%, in the case of Base Rate Loans and (ii) 2.75%, in the case of Eurocurrency Rate Loans; and (b) in the case of the Incremental First Lien CDN Dollar Facility: (i) 1.75%, in the case of Base Rate Loans and (ii) 2.75%, in the case of Eurocurrency Rate Loans.

Interest Payment Dates:	As set forth in the First Lien Credit Agreement.

Default Rate:	As set forth in the First Lien Credit Agreement.

Rate and Fee Basis:	As set forth in the First Lien Credit Agreement.

Other Fees:	The Borrower will pay certain other fees in connection with the Incremental First Lien Term Facility as set forth in the Fee Letter.

EXHIBIT C

Project Flame

Senior Secured Second Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facility. Capitalized terms used but not defined shall have the meanings set forth in the letter to which this Exhibit C is attached and Exhibits A, B and D attached thereto.

1.             PARTIES

Holdings:	GYP Holdings II Corp., a Delaware corporation, which is the direct parent company of the Borrower (as defined below) (“Holdings”).

Borrower:	GYP Holdings III Corp., a Delaware corporation (the “Borrower”).

Guarantors:

Holdings and each of the Borrower’s existing and newly acquired or created wholly-owned domestic restricted subsidiaries (collectively, the “Guarantors”) that are required to be guarantors as provided in the First Lien Credit Agreement.

Second Lien Administrative Agent:	Barclays Bank PLC (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”)

Second Lien Lead Arrangers:	Barclays Bank PLC and Credit Suisse Securities (USA) LLC (the “Second Lien Lead Arrangers”).

Second Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Second Lien Lenders, arranged by the Second Lien Lead Arrangers and reasonably acceptable to the Borrower, and in any event excluding Disqualified Lenders (collectively, the “Second Lien Lenders”).

2.             SECOND LIEN TERM FACILITY

Type and Amount:

A second lien senior secured term loan facility in the principal amount of the lesser of (x) $50 million and (y) an amount that would not, determined as of the Closing Date, after giving effect on a Pro Forma Basis to the incurrence thereof and the other transactions contemplated hereby, cause the Secured Leverage Ratio (without netting the cash and Cash Equivalents constituting proceeds of such Second Lien Term Facility) as at the end of the most recently completed fiscal quarter of the Borrower for which financial statements are available pursuant to the terms of the First Lien Credit Agreement to exceed 6.00:1.00 (the “Second Lien Term Facility”) in accordance with the First Lien Credit Agreement.

Maturity and Amortization:	April 1, 2024 (the “Second Lien Maturity Date”).

The entire amount of the Second Lien Term Facility will be payable on the Second Lien Maturity Date.

Availability:	The Second Lien Term Facility shall be made available in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Facility may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Term Facility will be used to finance the Transactions and fees and expenses in connection therewith (including upfront fees and original issue discount).

3.             INCREMENTAL AND REFINANCING SECOND LIEN FACILITIES

Type, Amount and Terms:	As set forth in the Second Lien Facility Documentation.

4.             CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	As set forth in the Second Lien Facility Documentation.

Prepayment Premium:

The Second Lien Term Facility shall be subject to a call premium equal to (i) in the case of any optional prepayment (or mandatory prepayment due to the incurrence of Refinancing Second Lien Debt (as defined in the Prior Second Lien Agreement) or any indebtedness that is not permitted under the Second Lien Facility Documentation) occurring prior to the six-month anniversary of the Closing Date, 0.0% of the amount of the Second Lien Term Facility being so prepaid, (ii) in the case of any optional prepayment (or mandatory prepayment due to the incurrence of Refinancing Second Lien Debt (as defined in the Prior Second Lien Agreement) or any indebtedness that is not permitted under the Second Lien Facility Documentation) occurring on or after the six-month anniversary of the Closing Date but prior to the first anniversary of the Closing Date, 2.0% of the amount of the Second Lien Term Facility being so prepaid, (iii) in the case of any optional prepayment (or mandatory prepayment due to the incurrence of Refinancing Second Lien Debt or any indebtedness that is not permitted under the Second Lien Facility Documentation) occurring on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.0% of the amount of the Second Lien Term Facility being so prepaid, and (iv) in the case of any optional prepayment (or mandatory prepayment due to the incurrence of Refinancing Second Lien Debt or any indebtedness that is not permitted under the Second Lien Facility Documentation) occurring on or after the second anniversary of the Closing Date, 0% of the amount of the Second Lien Term Facility being so prepaid (it being understood and agreed that the foregoing premiums shall also be payable in connection with any repricing amendment effected during the applicable period).

Mandatory Prepayments:	As set forth in the Second Lien Facility Documentation.

5.             COLLATERAL

Collateral:	Same as the Incremental First Lien Term Facility.

Intercreditor Agreements:

The relative rights and priorities in the Collateral among the First Lien Lenders, the Second Lien Lenders and the ABL Lenders (each as defined in the Second Lien Facility Documentation) and among the First Lien Lenders and the Second Lien Lenders will be set forth in the Term Intercreditor Agreement and the ABL/Term Intercreditor Agreement (each as defined in the First Lien Credit Agreement).

6.             CERTAIN CONDITIONS

Initial Conditions Precedent:	The availability of the Second Lien Term Facility on the Closing Date will be subject only to the conditions precedent set forth on Exhibit D.

7.             DOCUMENTATION

Second Lien Term Facility Documentation:

The documentation governing the Second Lien Term Facility (the “Second Lien Facility Documentation”) will be consistent with the Second Lien Credit Agreement (the “Prior Second Lien Agreement”), dated as of April 1, 2014, as amended, among Holdings, the Borrower, Credit Suisse AG as a second lien lender and collateral lender and other agents and lenders party thereto (which Prior Second Lien Agreement was repaid in full on June 1, 2016 in connection with the initial public offering of Parent), with such changes (x) as are necessary to conform the Prior Second Lien Agreement to the amendments to the First Lien Credit Agreement since the date of repayment in full of the First Lien Credit Agreement and (y) as may be required to reflect operational and/or agency requirements of the Second Lien Administrative Agent. For the avoidance of doubt, all baskets in the Second Lien Facility Documentation will be set at 25% cushion to the First Lien Credit Agreement to the extent such baskets were subject to a cushion in the Prior Second Lien Agreement.

Representations and Warranties:	As set forth in the Second Lien Facility Documentation.

Affirmative Covenants:	As set forth in the Second Lien Facility Documentation.

Financial Covenants:	None.

Negative Covenants:	As set forth in the Second Lien Facility Documentation

Events of Default:	As set forth in the Second Lien Facility Documentation.

Voting:	As set forth in the Second Lien Facility Documentation.

Assignments and Participations:	As set forth in the First Lien Credit Agreement.

Yield Protection:	As set forth in the Second Lien Facility Documentation.

Expenses and Indemnification:	As set forth in the Second Lien Facility Documentation.

Other Provisions:	For the avoidance of doubt, the Second Lien Facility Documentation will contain customary EU bail-in acknowledgement and consent provisions.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and Lead Arrangers:	Davis Polk & Wardwell LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the loans under the Second Lien Term Facility bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Rate or (b) the Eurocurrency Rate plus the Applicable Rate. The Eurocurrency Rate and the Base Rate shall each be subject to a floor of 0.0%.

“Applicable Rate” means (i) 4.50%, in the case of Base Rate Loans and (ii) 5.50%, in the case of Eurocurrency Rate Loans.

Interest Payment Dates:	As set forth in the Second Lien Facility Documentation.

Default Rate:	As set forth in the Second Lien Facility Documentation.

Rate and Fee Basis:	As set forth in the Second Lien Facility Documentation.

Other Fees:	The Borrower will pay certain other fees in connection with the Second Lien Term Facility as set forth in the Fee Letter.

EXHIBIT D

Project Flame

Incremental Senior Secured First Lien Term Facility

Senior Secured Second Lien Term Facility

Conditions

The availability of the Senior Secured Term Facilities shall be subject only to the satisfaction or waiver of the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.             (i) Each of the Borrower, the Guarantors and, solely with respect to the Incremental Amendment, the First Lien Administrative Agent, shall have executed and delivered the Incremental Amendment and the Second Lien Facility Documentation (in each case, unless replaced in full with the proceeds of an Equity Offering and/or the ABL Proceeds), (ii) the Borrower shall have delivered any pledged stock (or equivalent) certificates evidencing 65% of the voting Equity Interests of Target (or, if applicable, any foreign subsidiary of the Borrower acquiring the Target) and 100% of non-voting Equity Interests of the Target (or, if applicable, any foreign subsidiary of the Borrower acquiring the Target) and (iii) the Commitment Parties shall have received:

(a)           customary officer’s certificates, resolutions and corporate records, borrowing notices, mortgage amendments, legal opinions, lien searches and good standing certificates (if applicable); and

(b)           a customary certificate, substantially in the form of Annex I hereto, from the chief financial officer of Holdings, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent;

provided, that the scope and substance of the Senior Secured Term Facility Documentation shall be consistent with the Limited Conditionality Provision.

2.             Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Refinancing shall have been consummated and the Contribution shall have been made, in each case in the manner described in Exhibit A to the Commitment Letter.

3.             The Closing Date Representations shall be true and correct as of the Closing Date (except in the case of any Closing Date Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that any Closing Date Representation qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification of materiality).

4.             The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Senior Secured Term Facilities, without giving effect to any amendments thereto, waivers thereof, supplements thereto or consents with respect thereto that are materially adverse to the Lead Arrangers or the Initial Lenders in their capacity as such, without the consent of the Initial Lenders, such consent not to be unreasonably withheld or delayed; provided that (a) any change or modification to the definition of “Material Adverse Effect” (as such term is defined in the Acquisition Agreement) shall be deemed materially adverse to the Lead Arrangers and the Initial Lenders and (b) neither the reduction of the Purchase Price (as defined in the Acquisition Agreement) nor the increase in the Purchase Price (to the extent funded with the proceeds of an Equity Offering and/or the proceeds of amounts borrowed under the ABL Facility) shall be deemed materially adverse to the Lead Arrangers and the Initial Lenders.

5.             Since the date of the Acquisition Agreement, there shall have been no Acquisition Agreement Material Adverse Effect.  “Acquisition Agreement Material Adverse Effect” means a Material Adverse Effect (as such term is defined in the Acquisition Agreement).

6.             The Commitment Parties shall have received (a) an audited consolidated statement of financial position, consolidated statements of income and comprehensive income, consolidated statement of changes in partners’ equity and consolidated statement of cash flows of Master LP and the Subsidiaries (as such terms are defined in the Acquisition Agreement) for the fiscal year ended on December 31, 2017, (b) an unaudited consolidated statement of financial position, consolidated statements of income and comprehensive income, consolidated statement of changes in partners’ equity and consolidated statement of cash flows of Master LP and the Subsidiaries (as such terms are defined in the Acquisition Agreement) for each fiscal quarter of Master LP and the Subsidiaries (as such terms are defined in the Acquisition Agreement) ended after December 31, 2017 and at least 45 days prior to the Closing Date, and (c) a pro forma consolidated balance sheet and related statement of income of the Borrower as of the date of the consolidated balance sheet and income statement delivered pursuant to clause (a) (or (b), if as of a later date) for the twelve-month period ending on such date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) (which shall not be required to be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).

7.             The Commitment Parties shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Commitment Parties at least ten (10) business days prior to the Closing Date.

8.             Payment of all fees and expenses due to the Commitment Parties and the Senior Secured Term Facilities required to be paid on the Closing Date from the proceeds of the initial funding under the Senior Secured Term Facilities.

9.             The Closing Date shall not have occurred prior to May 21, 2018, unless the Lead Arrangers agree to an earlier date in their sole discretion.

C-2

Annex I to Exhibit C

SOLVENCY CERTIFICATE

[             ], 2018

Reference is made to the [Third Incremental Amendment dated as of the date hereof (the “Amendment”) to the First Lien Credit Agreement, dated as of April 1, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time prior to the date hereof, the “First Lien Credit Agreement”)] [the Second Lien Credit Agreement, dated the date hereof (the “Second Lien Credit Agreement”)], among GYP Holdings III Corp., a Delaware corporation, as Borrower, GYP Holdings II Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, [Credit Suisse AG] [Barclays Bank PLC], as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent [and the L/C Issuers] referred to therein. Capitalized terms used but not defined herein have the meanings set forth in the [Amendment or the First Lien Credit Agreement, as applicable] [the Second Lien Credit Agreement].  This certificate is furnished to the Administrative Agent pursuant to Section [    ] of the [Amendment] [Second Lien Credit Agreement].

I, H. Douglas Goforth, certify that I am the duly appointed, qualified and acting chief financial officer of Holdings, and in such capacity, that:

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the [Amendment] [Second Lien Credit Agreement], Holdings and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the [Amendment] [Second Lien Credit Agreement].

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IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date first above written.

GYP HOLDINGS II CORP.

By:
Name:
Title: